CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporations by reference in this Registration Statement on Form N-14 of our report dated April 18, 2016, relating to the financial statements and financial highlights of Franklin Insured Tax-Free Income Fund,  which appears in the February 29, 2016, Annual Report to Shareholders of Franklin Tax-Free Trust, and our report dated June 15, 2016,  relating to the financial statements and the financial highlights of Franklin Federal Tax-Free Income Fund, which appears in the April 30, 2016, Annual Report to Shareholders of Franklin Federal Tax-Free Income Fund which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

July 15, 2016